Exhibit 10.2

SECURITY AGREEMENT

(XG Sciences, Inc.)

THIS SECURITY AGREEMENT (“Agreement”) is made as of __________, by and between XG Sciences, Inc., a Michigan corporation, of 3101 Grand Oak Drive, Lansing, Michigan 48911 (“Debtor”), and The Dow Chemical Company, of 2030 Dow Center, Midland, Michigan 48674 (“Secured Party”), for itself and as agent for the benefit of all other affiliates of Secured Party (each, an “Affiliate”), pursuant to a certain Draw Loan Note and Agreement (as amended, supplemented, restated or otherwise modified from time to time, “Note”) dated as of the December 7, 2016, between Debtor and Secured Party.

1.           Grant of Security Interest. Debtor grants to Secured Party a continuing security interest in all business assets of Debtor, including without limitation:

(a)          all machinery and equipment (including vehicles) and fixtures, wherever located, whether now owned or hereafter acquired by Debtor, and all chattel paper evidencing any past, present or future leasing of the machinery, equipment or fixtures;

(b)          all inventory, wherever located, whether now owned or hereafter acquired by Debtor; and any and all bills of lading, warehouse receipts and other documents of title evidencing inventory; all rights of stoppage in transit of inventory; all chattel paper evidencing any past, present or future leasing of inventory; and all letter of credit rights under all existing and future letters of credit securing all or part of the purchase price of inventory that has been or is in the future sold by Debtor;

(c)          all accounts, contract rights, chattel paper, instruments, investment property, general intangibles and letter of credit rights, wherever located, whether now owned or hereafter acquired by Debtor;

(d)          all deposit accounts, wherever located, whether now owned or hereafter acquired by Debtor;

(e)          all trademarks, trade names, corporate names, business names, domain names, trade styles, trade dress, service marks, logos, source identifiers, business identifiers, or designs of like nature now held or hereafter acquired by Debtor, any registration or recording of the foregoing or any thereof, and any application in connection therewith, including without limitation, any such registration, recording or application in the United States Patent and Trademark Office (“U.S. PTO”) or in any similar office or agency of the United States, any state thereof or any country or political subdivision of such other country, and all extensions or renewals of any of the foregoing;

(f)          any letters patent of the United States or any country in which Debtor now or hereafter has title, all reissues, divisionals, continuations, continuations-in-part, and extensions thereof, as well as any application for a letters patent in the United States or any other country now or hereafter owned by Debtor, and all extensions or renewals of any of the foregoing;

(g)          any copyright, copyrightable work, any registration or recording of any copyright or any copyrightable work to which Debtor now or hereafter has title, and any application in connection with any copyright or copyrightable work owned by Debtor, including without limitation, any such registration, recording or application in the United States Copyright Office or in any similar office or agency of the United States, any state thereof, or any other country, and any renewal of any of the foregoing;

(h)          all know-how, trade secrets and business information, whether now owned or hereafter acquired by Debtor;

(i)           all rights in computer programs and software applications and source codes of Debtor and all other proprietary information of Debtor;

together with (i) all proceeds of the foregoing, including, without limitation, all cash, checks, drafts, accounts receivable, chattel paper, leases and instruments received by Debtor in connection with any sale, lease, exchange or other disposition of any of the foregoing, and (ii) all books, records (including computer software), and documents at any time evidencing or relating to any of the foregoing or any proceeds thereof. All of the foregoing properties and assets of Debtor are referred to collectively in this Agreement as the “Collateral.” Notwithstanding anything contained herein to the contrary, the term “Collateral” does not and shall not include any patent rights within the meaning of that certain Restated and Amended Exclusive License Agreement between Michigan State University and Debtor.

2.           Indebtedness Secured. The foregoing security interest is given to secure payment and performance of ALL OBLIGATIONS AND INDEBTEDNESS THAT DEBTOR NOW AND IN THE FUTURE OWES TO SECURED PARTY AND ANY AFFILIATE under this Agreement and the Note, as well as under all other security agreements, pledge agreements, assignments, mortgages, guaranties, notes, loan agreements, and other agreements, instruments and documents that Debtor has signed or in the future signs relating thereto, and all extensions and renewals of such indebtedness and obligations.

The indebtedness and obligations that this Agreement secures are collectively called the “Indebtedness.”

3.           Warranties, Representations, and Agreements. Debtor warrants and represents to Secured Party, and agrees, as follows:

(a)          Debtor is the owner, leasee or licensee of the Collateral, and none of the Collateral is subject to a lien, security interest, encumbrance or claim in favor of a third party (other than Subsidiary), and no financing statement is on file in a public office covering any of the Collateral, except in favor of Secured Party or with respect to Permitted Liens, and except that certain financing statement No. 2013142779-9 in favor of NMHG Financial Services, Inc., which Debtor shall cause to be discharged within 30 days of this Agreement.

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(b)          Debtor has full power and authority to enter into and perform its obligations under this Agreement.

(c)          This Agreement is the valid and binding obligation of Debtor and is enforceable against Debtor in accordance with its terms.

(d)          All information that Debtor has furnished or in the future furnishes to Secured Party concerning the Collateral, including, without limitation, all information concerning the condition and quality of the Collateral, is and will be correct and complete.

(e)          Debtor’s exact legal name is set forth in the first paragraph of this Agreement.

(f)          Debtor’s address set forth on the first page of this Agreement is the location of Debtor’s chief executive office.

(g)          Any part of the Collateral that consists of accounts or chattel paper does and shall evidence bona fide sales or leases to the parties named in Debtor’s books, and Debtor is not aware of any existing defense to any account or chattel paper.

(h)          Exhibit A to this Agreement contains a complete and accurate list of all of Debtor’s and its Subsidiary’s United States intellectual property registrations, recordings and applications. Debtor shall provide Secured Party with an updated Exhibit A (1) within thirty (30) days after the date of this Agreement to list international intellectual property registrations, recordings and applications, and (2) from time to time for any additions or deletions to such list occurring after the date of this Agreement. Except as disclosed on Exhibit A and except for business information, know-how and trade secrets, there is no intellectual property that is material to Obligor or Borrower.

(i)           Each current employee of Debtor is bound by a nondisclosure agreement in form and substance previously disclosed to Secured Party.

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4.           Agreements of Debtor. Debtor agrees that:

(a)          Debtor shall not cause or permit any lien, security interest or encumbrance to be placed on any Collateral (other than Permitted Liens), except in favor of Secured Party and Debtor shall not sell, assign or transfer any Collateral or permit any Collateral to be transferred by operation of law, except for any intellectual property assigned to Subsidiary, as permitted under the Note and sales of inventory in the ordinary course of Debtor’s business. A sale in the ordinary course of business does not include a transfer in partial or complete satisfaction of a debt.

(b)          Debtor shall maintain all records concerning the Collateral at Debtor’s chief executive office.

(c)          Debtor shall furnish to Secured Party all information regarding the Collateral that Secured Party from time to time reasonably requests and shall allow Secured Party at any reasonable time to inspect the Collateral and Debtor’s records regarding the Collateral.

(d)          Debtor shall sign, file, record or obtain from third persons all subordination agreements and other documents, and shall take all other actions, that Secured Party reasonably considers necessary or appropriate to perfect, to continue perfection of, or to maintain first priority (except with respect to Permitted Liens) of, Secured Party’s security interest in the Collateral and Debtor shall place upon the Collateral and/or documents evidencing the Collateral any notice of Secured Party’s security interest that Secured Party from time to time reasonably requires. Actions that Secured Party may require Debtor to take under the preceding sentence include, without limitation, (1) obtaining from any third party who has possession of Collateral an acknowledgment that the third party holds the Collateral for Secured Party and (2) obtaining agreements from banks, securities intermediaries, issuers of letters of credit and others, and taking all other actions reasonably requested by Secured Party, to give Secured Party control of any part of the Collateral consisting of investment property, deposit accounts, letter of credit rights or electronic chattel paper.

(e)          Debtor shall immediately notify Secured Party in writing of any change in Debtor’s name, identity or organizational structure, and of any change in the location of Debtor’s place of business and of the location of each additional place of business that Debtor establishes. Debtor shall not make a change in its name or its organizational structure or in the jurisdiction under the laws of which Debtor is organized, without Secured Party’s prior written consent.

(f)          Debtor shall indemnify Secured Party with respect to all losses, damages, liabilities and expenses (including attorney fees) that Secured Party incurs by reason of a failure of Debtor to comply with an obligation under this Agreement or by reason of a warranty or representation that Debtor makes to Secured Party in this Agreement being false in any material respect.

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(g)          After the occurrence of an Event of Default (subject to applicable cure periods), Debtor shall take all steps reasonably necessary to permit Secured Party to contact its account debtors at any time for the purpose of verifying the existence, amount and collectability of, and other information regarding, Debtor’s accounts, chattel paper, instruments or general intangibles.

(h)          Debtor shall maintain all tangible Collateral in good condition and repair and maintain special form, replacement cost property insurance covering all tangible Collateral. As soon after closing as reasonably practicable, but no later than 30 days after closing, each insurance policy (1) shall provide that its proceeds shall be payable to Secured Party to the extent of Secured Party's interest in the Collateral, (2) shall contain a standard lender's loss payable endorsement in favor of Secured Party, (3) shall provide that the policy shall not be canceled, and the coverage shall not be reduced, without at least 10 days' prior written notice by the insurer to Secured Party and (4) shall otherwise be in form and substance satisfactory to Secured Party. Debtor shall provide Secured Party evidence of that insurance coverage. Upon Secured Party's request, Debtor shall deliver to Secured Party all policies that provide for such insurance. Debtor agrees that Secured Party may act as agent for Debtor in obtaining, adjusting, and settling that insurance and endorsing any draft evidencing proceeds of it.

(i)           To the extent that applicable law at any time permits a secured party to file a financing statement that is not authenticated by Debtor, Debtor authorizes Secured Party to file one or more financing statements containing an indication that such financing statement covers the Collateral. The financing statements that Secured Party files to perfect its security interest in the Collateral may describe the Collateral as “all assets” or “all personal property” that Debtor now owns or acquires in the future. If Secured Party has previously filed one or more financing statements to perfect its security interest in the Collateral, then Debtor approves and ratifies those filings.

(j)           Debtor shall pay, before they become delinquent, all taxes and assessments upon the Collateral or for its use or operation and pay and perform when due all indebtedness and obligations under all leases, land contracts or other agreements under which Debtor has possession of any real property upon which any of the Collateral is at any time located and under any mortgage or mortgages at any time covering that real property.

(k)          Debtor shall prepare, execute, acknowledge and deliver to Secured Party an instrument in writing in recordable form for recording a lien on and security interest in and to all of its right, title and interest in, to and under all new patent and trademark application filings and any rights extending therefrom, either in the United States or any other country and all proceeds of any and all of the foregoing, within one month after the filing of any such applications.

(l)           Debtor shall timely enter into a nondisclosure agreement, in form and substance reasonably acceptable to Secured Party, with each new employee, manager, director, and officer of Debtor, and all agents and other parties to whom trade secrets or other confidential information of Debtor or any affiliate of Debtor may be disclosed.

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(m)         Debtor shall not commit any material breach or default under that certain license agreement between Debtor and Michigan State University dated as of July 27, 2007 and amended on May 24, 2010 and May 27, 2011, as it may be amended, restated, renewed, extended, replaced, or modified.

5.           Secured Party’s Right to Perform. If Debtor fails to perform an obligation of Debtor under this Agreement, then Secured Party may, without giving notice to or obtaining the consent of Debtor, perform that obligation on behalf of Debtor. Debtor shall reimburse Secured Party on demand for any expense that Secured Party incurs in performing the obligation and shall pay to Secured Party interest on each expense, from the date the expense was incurred by Secured Party, at 5% per annum (“Default Rate”). Secured Party is not required to perform an obligation that Debtor has failed to perform. If Secured Party does so, then that shall not be a waiver of Secured Party’s right to declare the Indebtedness immediately due and payable by reason of Debtor’s failure to perform.

6.           Events of Default and Acceleration. Any part or all of the Indebtedness shall, at the option of Secured Party, become immediately due and payable without notice or demand upon the occurrence of any of the following events of default (each, an “Event of Default”):

(a)          If an Event of Default occurs under and as defined in the Note, including any default in the payment or performance of any of the Indebtedness, when and as it is due and payable subject to applicable grace periods.

(b)          If Debtor fails to perform any other material obligation, covenant or agreement of Debtor to Secured Party under this Agreement, under a promissory note or other instrument that at any time evidences any Indebtedness or under any other security agreement, loan agreement, mortgage, assignment, guaranty or other agreement that now or in the future secures or relates to any Indebtedness (“Security Documents”).

(c)          If a warranty, representation, or statement that has been or in the future is made to Secured Party by Debtor or by a guarantor of all or part of the Indebtedness (“Guarantor”) in this Agreement or in a Security Document shall have been false in any material respect when made or furnished.

(d)          If Debtor or a Guarantor dissolves, becomes insolvent or makes an assignment for the benefit of creditors.

(e)          If a guaranty that now or in the future secures payment or performance of all or a part of the Indebtedness is terminated, revoked or limited for any reason, without Secured Party’s written consent or agreement.

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(f)          If an attachment, garnishment, levy, execution or other legal process is at any time issued against or placed upon any of the Collateral (other than with respect to Permitted Liens) and is not terminated or released within 30 days.

(g)          If all or a substantial part of the tangible Collateral is destroyed or materially damaged by fire or other casualty, and cannot be repaired or replaced within a commercially reasonable time, not to exceed 90 days, whether or not there is insurance coverage for the damage or destruction.

If an Event of Default is capable of being cured, then Debtor may cure the same during the thirty-day period that begins on the date on which Debtor receives notice from Secured Party or otherwise has actual knowledge, of the event (the “Cure Period”). An Event of Default that is capable of being cured will not be deemed to have occurred as a result of an event during the Cure Period for that event or, if the event is cured during the Cure Period, thereafter.

If a voluntary or involuntary case in bankruptcy, receivership or insolvency is at any time begun by or against Debtor or a Guarantor or if any attachment, garnishment, levy, execution or other legal process is at any time issued against or placed upon Collateral and not terminated or released within 30 days, then the entire Indebtedness shall automatically become immediately due and payable, without notice or demand. All or part of the Indebtedness also may become, or may be declared to be, immediately due and payable under the terms of the Note or a note that at any time evidences any Indebtedness or under a Security Document that has been or in the future is entered into between Debtor and Secured Party.

7.           Secured Party’s Rights and Remedies. Secured Party shall have all rights and remedies of a secured party under applicable laws. Without limiting those rights and remedies, upon the occurrence of an Event of Default (subject to applicable cure periods):

(a)          (1) Without notice or demand to Debtor, Secured Party shall be entitled to notify Debtor’s account debtors and obligors to make all payments directly to Secured Party, and Secured Party shall have the right to take all actions that Secured Party reasonably considers necessary or desirable to collect upon the Collateral, including, without limitation, prosecuting actions against, or settling or compromising disputes and claims with, Debtor’s account debtors and obligors, (2) without notice or demand to Debtor, Secured Party may receive, open, dispose of and notify the postal authorities to change the address of, mail directed to Debtor, and (3) upon Secured Party’s demand, Debtor shall immediately deliver to Secured Party, at the place that Secured Party designates, all proceeds of the Collateral and all books, records, agreements, leases, documents and instruments that evidence or relate to the Collateral.

(b)          Debtor, upon Secured Party’s demand, shall assemble the Collateral and proceeds of Collateral at Debtor’s place of business, and Secured Party may dispose of the Collateral in any commercially reasonable manner. Any notification that Secured Party is required to give to Debtor regarding sale or other disposition of Collateral shall be considered reasonable if it is mailed at least 10 days before the sale or other disposition. In connection with a disposition of Collateral, Secured Party may comply with the requirements of an applicable state or federal law or regulation, and such compliance shall not cause the disposition to not be commercially reasonable.

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(c)          Secured Party shall have the right (but no obligation) to continue or complete the manufacturing or processing of, or other operations in connection with, any part of the Collateral, and, for that purpose, to enter and remain upon or in any land or buildings that are possessed by Debtor or that Debtor has the right to possess. Debtor shall reimburse Secured Party on demand for any net expense that Secured Party incurs in connection with those activities and shall pay to Secured Party interest on each net expense, from the date on which Secured Party incurred the expense, at the Default Rate.

The proceeds of any collection or disposition of Collateral shall be applied first to Secured Party's attorney fees and expenses, as provided in Paragraph 8 of this Agreement, then to the unpaid interest accrued on the Indebtedness and then to the principal of the Indebtedness, and Debtor shall be liable for any deficiency. Secured Party does not have any obligation to prepare or process any Collateral for sale or other disposition. If Secured Party sells any of the Collateral on credit, then Debtor will be credited only with payments that the purchaser actually makes and that Secured Party receives and applies to the unpaid balance of the purchase price of the Collateral. If the purchaser fails to pay for the Collateral, then Secured Party may again dispose of the Collateral and apply the proceeds in accordance with this paragraph. All rights and remedies of Secured Party under this Agreement, whether or not exercisable only on default, shall be cumulative and may be exercised from time to time. No delay by Secured Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

8.           Expenses. Debtor shall reimburse Secured Party on demand for all reasonable attorney fees, legal expenses, and other expenses that Secured Party incurs in perfecting (subject to the $25,000 limitation in the Note), protecting and enforcing its interest in the Collateral and its rights under this Agreement. This includes fees and expenses incurred in trying to take possession of Collateral from Debtor, a trustee or receiver in bankruptcy, or any other person. Secured Party may apply any proceeds of collection or disposition of Collateral to Secured Party's attorney fees, legal expenses and other out-of-pocket expenses.

9.           Amendments and Waivers. No provision of this Agreement may be modified or waived except by a written agreement signed by Secured Party and Debtor. Secured Party will continue to have all of its rights under this Agreement even if it does not fully and promptly exercise them on all occasions. Secured Party may, at its option: waive any default; defer an action on any default; extend or modify the time or manner of payment of the Indebtedness or waive or modify any term or condition relating to the Indebtedness; release Collateral or other security for the Indebtedness; release any person liable for any of the Indebtedness, including Debtor; or make advances or other extensions of credit secured hereby; all without giving Debtor notice or obtaining Debtor's consent. Any such action by Secured Party will not release or impair its security interest in the Collateral or Debtor's obligations under this Agreement. Secured Party's security interest in the Collateral and Debtor's obligations under this Agreement will not be released or impaired if Secured Party fails to obtain, perfect, or secure priority of any other security for the Indebtedness that is agreed to be given, or is given, by anyone else. Secured Party is not required to sue upon or otherwise enforce payment of the Indebtedness or any other security before exercising its rights under this Agreement.

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10.         Notices. Any notices or communications required or permitted under this Agreement shall be governed by the Note.

11.         Terminology; Conflicts. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings set forth in the Note. Other terms used in this Agreement shall have the meanings set forth in the Uniform Commercial Code as in effect in the State of Michigan on the date of this Agreement. In the event of a conflict between the terms of this Agreement and the Note, the terms of the Note control.

12.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective successors and assigns.

13.         Termination. Upon the payment in full and termination of the Note and the Security Documents, this Agreement shall terminate and Secured Party shall execute, acknowledge and deliver to Debtor an instrument in writing, prepared by debtor, in recordable form releasing its liens and security interests in the Collateral under this Agreement.

SECURED PARTY AND DEBTOR EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, INCLUDING A CLAIM, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM (“CLAIM”), THAT IS BASED UPON, ARISES OUT OF OR RELATES TO THIS SECURITY AGREEMENT OR THE INDEBTEDNESS, INCLUDING, WITHOUT LIMITATION, ANY CLAIM THAT IS BASED UPON, ARISES OUT OF OR RELATES TO AN ACTION OR INACTION OF SECURED PARTY IN CONNECTION WITH AN ACCELERATION OF THE INDEBTEDNESS OR AN ENFORCEMENT OF SECURED PARTY’S SECURITY INTEREST IN THE COLLATERAL.

[Signature page follows.]

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Debtor and Secured Party have signed this Security Agreement as of the date stated on the first page.

XG SCIENCES, INC.

By

Its

Debtor

THE DOW CHEMICAL COMPANY

By

Its

Secured Party

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Exhibit A

List of Intellectual Property

Michigan State University License

We have acquired an exclusive license for a number of inventions from Michigan State University. These rights are embodied in a Technology Licensing Agreement between XGS and Michigan State University dated July 27, 2007 and amended on May 24, 2010 and May 27, 2011, which owns the rights to all intellectual property resulting from research performed at the University. This Agreement gives us the exclusive worldwide rights to the subject intellectual property in its field. In exchange for the rights to the technology covered by this Agreement, we paid MSU an initial fee and agreed to pay ongoing royalties on the basis of material sold by us in future years. Under a previous version of the Licensing Agreement, we also awarded a small amount of common stock to MSU. The intellectual property covered by the Agreement is in various stages of development and legal protection. Because there is an active research program underway in this area, we also anticipate that we may add other MSU inventions to our Agreement. In some limited cases, depending on the source of research funds, other parties may have limited rights to use the inventions covered by these agreements. This is typical in the case of research funded by U.S. government agencies and is sometimes the case when research has been funded or partially funded by private corporations.

As of November 1, 2016 the following technologies were included in the MSU License Agreements with XGS and were being actively prosecuted at the U.S. Patent Office:

•	U.S. Patent Application No. 12/587,645. “Electrically Conductive, Optically Transparent Films of Exfoliated Graphite NanoParticles & Methods of Making the Same”

•	U.S. Patent Application No. 13/199,086. “PI Coupling Agents for Dispersion of Graphene NanoPlatelets in Polymers”, allowed but not yet granted

•	U.S. Patent 8,834,959. “Method for the Preparation of Doped Single Graphene Sheets”

Our Patent Filings

In addition to the patent applications related to MSU technology discussed above, we also file for patents on some of our own inventions. As of November 1, 2016 the following patents and patent applications were being managed by us and our patent attorneys:

•	U.S. Patent Application No. 15/155,558. “Process of Dry Milling Particulate Materials”

•	U.S. Patent Application No. 13/686,961. “Single Mode Microwave Device for Producing Exfoliated Graphite”

•	U.S. Patent Application No. 14/201,986. “Graphene Carbon Compositions”

•	U.S. Patent 9,472,354. “Electrodes for Capacitors from Mixed Carbon Compositions”

•	U.S. Patent Application No. 14/488,417. “Flexible Resin-Free Composites Containing Graphite & Fillers”

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•	U.S. Patent Application No. 14/079,057. “Silicon-Graphene Nanocomposites for Electrochemical Applications”

•	U.S. Patent Application No. 62/060,319. “LiF-Embedded SiG Powder for Lithium-Ion Battery”

•	U.S. Patent Application No. 62/284,797. “Thermal Interface Materials using Graphene Coated Fillers”

•	U.S. Patent Application No. 15/082,363. “Heat Exchanger Elements and Devices”

•	U.S. Patent 9,206,051. “Mechanical Exfoliation Apparatus”

•	U.S. Patent 8,715,720. “A Cloud Mixer and Method of Minimizing Agglomeration of Particles” (method)

•	U.S. Patent 9,061,259 B2. “A Cloud Mixer and Method of Minimizing Agglomeration of Particles” (product)

•	U.S. Patent 9,266,078, “A Cloud Mixer and Method of Minimizing Agglomeration of Particles” (apparatus)

•	U.S. Patent Application No. 14/931,236. “Mechanical Exfoliation Apparatus - Divisional”

•	U.S. Patent Application No. 14/938,969. “Single Mode Microwave Device for Producing Exfoliated Graphite.”

•	U.S. Patent Application No. 15/002,454. “Mechanical Exfoliation Apparatus – Divisional”

•	U.S. Patent Application No. 15/013,028. “Mechanical Exfoliation Apparatus – Divisional”

•	U.S. Patent Application No. 15/047,995. “Mechanical Exfoliation Apparatus – Divisional”

•	U.S. Patent Application No. 15/050,496. “Mechanical Exfoliation Apparatus – Divisional”

•	U.S. Patent Application No. 15/018,885. “Mechanical Exfoliation Apparatus – Divisional”

•	U.S. Patent Application No. 15/050,517. “Mechanical Exfoliation Apparatus – Divisional”

•	U.S. Patent Application No. 62/303,612. “Graphene Based Coating on Lead Grid for Lead Acid Batteries”

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Global Patent Filings

For each patent application filed in the US, we make a determination on the nature and value of the patent. For many of the applications filed in the US, additional filings are made in other countries such as the European Union, Japan, South Korea, China, Taiwan or other applicable countries. These filings and analyses are made on a case-by-case basis. Typically, patents that are defensive in nature are not filed abroad, while those that are protective of active XGS products or application areas are filed in relevant countries abroad. Granted/allowed patents only listed here.

•	China Patent No. ZL 2012 8 0065778.X. “Single Mode Microwave Device for Producing Exfoliated Graphite”

•	China Patent No. ZL 2012 8 0052188.3. “Cloud Mixer and Method of Minimizing Agglomeration of Particulates”

•	China foreign filing of U.S. Patent 9,206,051 “Mechanical Exfoliation Apparatus” allowed but not yet granted

•	Taiwan foreign filing of U.S. Patent Application No. 14/203,608. “Electrodes for Capacitors from Mixed Carbon Compositions” allowed but not yet granted

Trademarks

We have filed for or been granted registered trademarks as follows:

•	“xGnP®,” which is the brand name by which we designate our graphene nanoplatelets.

•	The corporate logo “XG Sciences” (design logo plus words)

•	The tag line “The Material Difference” which is used in conjunction with the corporate logo

•	The product designation “XG Leaf®”, which is the brand name for our family of sheet products.

•	The product designation “XG SiG™”, which is the brand name for our battery anode materials.

•	The product designation “XG TIM™”, which is the brand name for our thermal interface materials.

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